Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm included on the cover page and under the caption of “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Financial Highlights” in the Prospectuses in Post-Effective Amendment Number 154 to the Registration Statement (Form N-1A No. 33-65572).

We also consent to the incorporation by reference therein and use of our reports dated May 22, 2018 with respect to the financial statements and financial highlights of USAA California Bond Fund, USAA Global Equity Income Fund, USAA New York Fund, USAA Target Managed Allocation Fund, USAA Tax Exempt Intermediate-Term Fund, USAA Tax Exempt Long-Term Fund, USAA Tax Exempt Money Market Fund, USAA Tax Exempt Short-Term Fund and USAA Virginia Bond Fund and for the year ended March 31, 2018 included in the Annual Report (Form N-CSR) for 2018 filed with the Securities and Exchange Commission.

San Antonio, Texas

July 25, 2018